HomeStreet Announces Consolidation of Oswego Oregon Retail Branch

Customer accounts will automatically be transferred to Lake Grove Branch

SEATTLE - June 13, 2019 - HomeStreet, Inc. (Nasdaq: HMST) or (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced the Bank has filed a Notice of Closure with the Federal Deposit Insurance Corporation to close its Oswego Oregon retail branch located at 310 North State Street, Suite 218, Lake Oswego, OR 97034. The location will remain open to customers until September 20, 2019.

“This consolidation is part of our previously announced efficiency improvement initiative,” said Mark K. Mason, HomeStreet Chairman, President, and CEO. “Customer accounts at the Oswego location will be automatically transferred to the bank’s full-service Lake Grove branch located at 3970 SW Mercantile Drive, Suite 105, Lake Oswego, OR 97035, which is approximately 3.3 miles from the Oswego location. Our branch employees are dedicated to making this a seamless transition for our customers.”

All HomeStreet Bank customers have access to a variety of convenient digital banking options to fit their financial needs. HomeStreet Bank’s Mobile Banking app, available for iOS and Android, allows customers to make deposits, pay bills, and transfer funds 24/7. Customers may also access their accounts, make transfers, or pay bills any time through Online Banking and Online Bill Pay at homestreet.com.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com
or
Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com

ir.homestreet.com/news
Source: HomeStreet, Inc.